Exhibit 99.1

Astra to become the first publicly traded space launch company on NASDAQ via merger with Holicity

BlackRock-managed funds and accounts lead investment in Astra to launch a new generation of space services to improve life on Earth

ALAMEDA, Calif., February 2, 2021 - Astra, the fastest privately-funded company in history to demonstrate orbital launch capability, and Holicity Inc. (NASDAQ: HOL) (“Holicity”), a special purpose acquisition company (“SPAC”), today announced a definitive business combination agreement that will result in Astra becoming a publicly traded company. The transaction reflects an implied pro-forma enterprise value for Astra of approximately $2.1 billion. Upon closing, the transaction is expected to provide up to $500 million in cash proceeds, including up to $300 million of cash held in the trust account of Holicity and an upsized $200 million PIPE led by funds and accounts managed by BlackRock.

“This transaction takes us a step closer to our mission of improving life on Earth from space by fully funding our plan to provide daily access to low Earth orbit from anywhere on the planet,” said Chris Kemp, Founder, Chairman and CEO of Astra.

“I have long believed space provides an unmatched opportunity to benefit and enrich society,” said Craig McCaw, Chairman and CEO of Holicity. “Astra’s space platform will further improve our communications, help us protect our planet, and unleash entrepreneurs to launch a new generation of services to enhance our lives.”

In December 2020, Astra joined a small, elite group of companies that have made it to space. With over 50 launches in manifest across more than 10 private and public customers, including NASA and DOD, Astra has booked over $150 million of contracted launch revenue. Astra will begin delivering customer payloads this summer and begin monthly launches by the end of this year.

Following the closing of the transaction, the combined company will continue to be led by Founder and CEO Chris Kemp. It is expected that Craig McCaw will join Astra’s board of directors.

The proposed transaction, which is expected to be completed in the second quarter of 2021, has been unanimously approved by the boards of directors of both Astra and Holicity and remains subject to approval by Holicity’s stockholders. Upon the closing of the transaction, the combined company will be named Astra and will be listed on NASDAQ under the symbol “ASTR.”

Transaction Overview

Holicity, which currently holds over $300 million of cash in trust, will combine with Astra in a transaction that is estimated to result in a pro forma enterprise value of approximately $2.1 billion. Cash proceeds in connection with the transaction will be funded through a combination of Holicity’s $300 million cash in trust and a $200 million fully committed common stock PIPE at $10.00 per share, led by funds and accounts managed by BlackRock. Astra’s existing shareholders will hold approximately 78% of the outstanding shares of common stock of the combined company immediately following the consummation of the transaction, assuming no redemptions by Holicity’s existing public stockholders. Astra’s founders will hold their interest in the pro forma combined company through super-voting (10:1) common stock.

Completion of the proposed transaction is subject to approval of Holicity’s stockholders and other customary closing conditions, including a registration statement being declared effective by the Securities and Exchange Commission (“SEC”). The transaction is expected to be completed in the second quarter of 2021.

Additional information about the proposed transaction, including a copy of the Business Combination Agreement and the investor presentation, will be provided in a Current Report on Form 8-K to be filed by Holicity with the SEC and available at www.sec.gov and on Astra’s website at www.astra.com/investors. Holicity will file a registration statement (which will contain a proxy statement/prospectus) with the SEC in connection with the transaction.

Advisors

Deutsche Bank Securities acted as lead financial advisor and capital markets advisor to Holicity. BofA Securities acted as lead placement agent on the PIPE, financial advisor and capital markets advisor to Holicity. PJT Partners acted as sole financial advisor to Astra and also as a placement agent on the PIPE.

Winston & Strawn LLP acted as legal advisor to Holicity. Ropes & Gray LLP acted as legal advisor to Astra.

Investor Conference Call

Astra and Holicity will host a joint investor conference call to discuss the proposed transaction and review an investor presentation today, February 2, 2021, at 10:00 a.m. ET (7:00 a.m. PT). To listen to the conference call via telephone, dial +1 (833) 470-1428 or +1 (404) 975-4839 (international callers/U.S. toll) and enter the conference ID number 781791.

The investor presentation will be furnished as an exhibit to Holicity’s Current Report on Form 8-K prior to the call, which will be available on the SEC’s website at www.sec.gov. For a webcast of the live call and replay, please refer to Astra’s investor website, www.astra.com/investors.

About Astra

Astra was founded in October 2016 with the mission of launching a new generation of space services to improve life on Earth. Visit www.astra.com for more information.

About Holicity

Holicity Inc. is a special purpose acquisition company (“SPAC”) sponsored by Pendrell Holicity Holdings Corporation, which is a subsidiary of Pendrell Corporation, a permanent capital vehicle whose controlling shareholder is Mr. Craig O. McCaw.

Forward Looking Statements

This press release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about the expected timing of the completion of this transaction, information concerning Holicity’s or Astra’s possible or assumed future results of operations, business strategies, the expected development, capabilities and timing of the operation or offering of Astra’s transport vehicles and services, the expected timing of Astra’s next mission in summer 2021, potential revenue from customer contracts, debt levels, competitive position, industry environment, potential growth opportunities and the effects of regulation, including whether this transaction will generate returns for stockholders. These forward-looking statements are based on Holicity’s or Astra’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Holicity’s or Astra’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the stockholders of Holicity or Astra is not obtained; failure to realize the anticipated benefits of the proposed business combination; risks relating to the uncertainty of the projected financial information with respect to Astra; risks related to the ability of customers to cancel contracts for convenience; risks related to the rollout of Astra’s business and the timing of expected business milestones; the effects of competition on Astra’s future business; level of product service or product or launch failures that could lead customers to use competitors’ services; developments and changes in laws and regulations, including increased regulation of the space transportation industry; the impact of significant investigative, regulatory or legal proceedings; the amount of redemption requests made by Holicity’s public stockholders; the ability of Holicity or the combined company to issue equity or equity-linked securities in connection with the proposed business combination or in the future; and other risks and uncertainties indicated from time to time in the definitive proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by Holicity. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Forward-looking statements included in this press release speak only as of the date of this press release. Except as required by law, neither Holicity nor Astra undertakes any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this release. Additional risks and uncertainties are identified and discussed in Holicity’s reports filed with the SEC and available at the SEC’s website at http://www.sec.gov.

Additional Information and Where to Find It

In connection with the proposed transaction contemplated by the Business Combination Agreement (the “Proposed Transaction”), Holicity intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) that will include a proxy statement/prospectus of Holicity, and each party will file other documents with the SEC regarding the Proposed Transaction. A definitive proxy statement/prospectus and other relevant documents will be sent to the stockholders of Holicity seeking stockholder approval and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. HOLICITY’S STOCKHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WHICH FORMS A PART OF THE REGISTRATION STATEMENT, AS WELL AS ANY AMENDMENTS THERETO, AND THE EFFECTIVE REGISTRATION STATEMENT AND DEFINITIVE PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH HOLICITY’S SOLICITATION OF PROXIES FOR HOLICITY’S SPECIAL MEETING OF STOCKHOLDERS TO APPROVE THE TRANSACTIONS CONTEMPLATED BY THE BUSINESS COMBINATION AGREEMENT (THE “SPECIAL MEETING”), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When available, the definitive proxy statement/prospectus will be mailed to Holicity’s stockholders as of a record date to be established for voting on the Proposed Transaction and the other matters to be voted upon at the Special Meeting. Holicity’s stockholders will also be able to obtain copies of the proxy statement/prospectus, and all other relevant documents filed or that will be filed with the SEC in connection with the Proposed Transaction, without charge, once available, at the SEC’s website at http://www.sec.gov or by directing a request to: Holicity Inc., 2300 Carillon Point, Kirkland, WA 98033; Telephone: (435) 278-7100.

Participants in the Solicitation

Holicity, Astra and certain of their respective directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies of Holicity’s stockholders in connection with the Proposed Transaction. HOLICITY’S STOCKHOLDERS AND OTHER INTERESTED PERSONS MAY OBTAIN, WITHOUT CHARGE, MORE DETAILED INFORMATION REGARDING THE DIRECTORS AND OFFICERS OF HOLICITY IN ITS PROSPECTUS DATED AUGUST 4, 2020, WHICH WAS FILED WITH THE SEC ON AUGUST 6, 2020. INFORMATION REGARDING THE PERSONS WHO MAY, UNDER SEC RULES, BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES TO HOLICITY’S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION AND OTHER MATTERS TO BE VOTED AT THE SPECIAL MEETING WILL BE SET FORTH IN THE REGISTRATION STATEMENT FOR THE PROPOSED TRANSACTION WHEN AVAILABLE. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Proposed Transaction will be included in the Registration Statement that Holicity intends to file with the SEC.

No Offer or Solicitation

This press release is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the Proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact Information

Astra

Media

press@astra.com

Investors

investors@astra.com

Carolyn Bass

Market Street Partners

cbass@marketstreetpartners.com

Holicity

Media

Todd Wolfenbarger

todd@summitslc.com

+1(801) 244-9600

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